Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)Registration Statements (Form S-8 Nos. 333-41532, 333-168678, 333-183020, 333-210145, 333-217873, 333-234569, and 333-240169) pertaining to the 2017 Equity Incentive Plan and to the 2017 Non-Employee Directors' Equity Incentive Plan of Lexicon Pharmaceuticals, Inc., and
(2)Registration Statement (Form S-3 No. 333-234568) of Lexicon Pharmaceuticals, Inc.;
of our reports dated March 12, 2021, with respect to the consolidated financial statements of Lexicon Pharmaceuticals, Inc. and the effectiveness of internal control over financial reporting of Lexicon Pharmaceuticals, Inc., included in this Annual Report (Form 10-K) of Lexicon Pharmaceuticals, Inc. for the year ended December 31, 2020.

/s/ Ernst & Young LLP

Houston, Texas
March 12, 2021